Exhibit 99.1

Consent of Director Nominee

JBDI Holdings Limited is filing a Registration Statement on Form F-1 (Registration No. 333- ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of ordinary shares of SAG Holdings Limited. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of JBDI Holdings Limited in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Han Yee Yen
		Name:	Han Yee Yen
Date:	February 2, 2023